Exhibit 10.1

THIRD AMENDMENT TO REVOLVING CREDIT
AND SECURITY AGREEMENT

This Third Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 31st day of January, 2014 by and among ValueVision Media, Inc., a Minnesota corporation (“ValueVision”); ValueVision Interactive, Inc., a Minnesota corporation; VVI Fulfillment Center, Inc., a Minnesota corporation; ValueVision Media Acquisitions, Inc., a Delaware corporation; ValueVision Retail, Inc., a Delaware corporation (each an “Existing Borrower”, and collectively “Existing Borrowers”), Norwell Television, LLC, a Delaware limited liability company (“Joining Borrower, together with Existing Borrowers, the “Borrowers”), the financial institutions which are now or which hereafter become a party hereto as lenders (the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.           On February 9, 2012, Borrowers, Lenders and Agent entered into, inter alia, that certain Revolving Credit, Term Loan and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           The Borrowers have requested and the Agent and the Lenders have agreed to (i) join Joining Borrower as a joint and several co-Borrower under the Existing Financing Agreements, and (ii) amend certain terms and provisions contained in the Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.           Joinder.

(a)           Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower under the Existing Financing Agreements.  All references to Borrower or Borrowers contained in the Existing Financing Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower and Joining Borrower hereby agrees to comply with all terms and conditions of the Existing Financing Agreements as if Joining Borrower were an original signatory thereto.

(b)          Without limiting the generality of the provisions of paragraph (a) above, Joining Borrower hereby becomes liable on a joint and several basis, along with all other Borrowers, for all Advances made by Lenders under the Existing Financing Agreements and all Obligations under the Existing Financing Agreements.

2.          Amendment. Upon the Effective Date, the Loan Agreement shall be amended as follows:

(a)           Section 1.2 of the Loan Agreement shall be amended by deleting the following definitions in their entirety and replacing them as follows:

“Advances” shall mean and include the Revolving Advances, Letters of Credit, and advances under the Term Loan.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

 “Debt Payments” shall mean and include, without duplication, (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (c) scheduled principal payments on the Term Loan, plus (d) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (other than in respect of Revolving Advances).

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) without duplication and to the extent such amounts reduced net income of the Borrowers on a Consolidated Basis for such period (a) depreciation expenses for such period, plus (b) amortization expenses for such period, plus (c) noncash equity based compensation expenses incurred by Borrowers for such period, plus (d) expenses related to shareholder response costs, fees, charges and legal expenses incurred and paid for by Borrowers not to exceed $4,000,000 in the aggregate plus (e) non-cash losses incurred by Borrowers during such period in connection with the sale of Norwell’s premises located at 2 Bert Drive, #4, West Bridgewater, Massachusetts and the MA Personal Property plus (f) non-cash impairment charges and non-cash write-downs for such period.

“Maximum Loan Amount” shall mean $75,000,000.

“Maximum Revolving Advance Amount” shall mean $60,000,000.

“Revolving Advances” shall mean Advances made other than Letters of Credit, and the Term Loan.

 “Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than advances under the Term Loan) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days past their due date, plus (c) the aggregate amount of unrestricted cash held by Borrowers in Blocked Accounts or Depository Accounts established at the Agent.

(b)          Section 1.2 of the Loan Agreement shall be amended by adding the following defined terms in their appropriate alphabetical order:

“Applicable Margin” shall mean (a) prior to the Adjustment Date (as defined below) an amount equal to five percent (5%) for Advances under the Term Loan consisting of Domestic Rate Loans and an amount equal to six percent (6%) for Advances under the Term Loan consisting of Eurodollar Rate Loans, and (b) on and after the first Adjustment Date, upon receipt by Agent of the annual financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate for the fiscal year ending on or about January 31, 2015 required under Section 9.7, and thereafter upon receipt of the annual financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.7 for the most recently ended fiscal year (such first day of the applicable fiscal year, an “Adjustment Date”), the Applicable Margin for each type of Advance under the Term Loan shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the TTM Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

TTM Leverage Ratio	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
	Term Loan	Term Loan
Less than 3.00	4.0%	5.0%
Greater than or equal to 3.00 but less than 4.00	4.5%	5.5%
Greater than or equal to 4.00	5.0%	6.0%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default and during the continuance thereof, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be cured or waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.7. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent determines that (a) the TTM Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the TTM Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances under the Term Loan for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the TTM Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and Agent and Lenders shall apply a credit to Borrowers’ account in an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Excess Cash Flow” shall mean, for any fiscal year period, in each case for Borrowers on a Consolidated Basis, EBITDA for such fiscal year, minus each of the following, to the extent actually paid in cash during such fiscal year period, (i) Unfunded Capital Expenditures, (ii) other non-recurring fees, charges and expenses by Borrowers in connection with the transactions contemplated by the third Amendment to this Agreement, (iii) taxes and (iv) Debt Payments.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Maximum Term Loan Amount” shall mean the lesser of (a) $15,000,000 or (b) the sum of (i) 70% of the fair market value (as determined by an appraisal conducted by a third party appraiser completed on December 11, 2013) of the Eden Prairie, Minnesota property reflecting an appraised value of $10,400,000 plus (ii)

70% of the fair market value (as determined by an appraisal conducted by a third party appraiser completed on December 11, 2013) of the Bowling Green, Kentucky property without regard to improvements currently being performed on the premises reflecting an appraised value of $6,960,000 plus (iii) 70% of the fair market value of any additional value added to the Bowling Green, Kentucky property by the construction of the Bowling Green, Kentucky building, such fair market value as determined by an appraisal conducted by a third party appraiser and in form and scope satisfactory to Agent in its Permitted Discretion, such appraisal to be conducted  near substantial completion of the improvements as determined by the Agent (the “Final Bowling Green Appraisal”).

“Term Loan” shall mean all amounts advanced under Section 2.3 hereof.

 “Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

 “Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Funding Date” shall mean each date on which Agent has funded a Request (as defined herein) provided that: (a) Agent has received, no less than three (3) Business Days prior to the date any Term Loan is requested to be funded, a written request duly executed by Borrowing Agent, specifying the amount of the Term Loan requested, the date on which the Term Loan is requested to be funded and whether such Term Loan (or a portion thereof) is requested to be made as a Eurodollar Rate Loan (in the absence of which the Term Loan shall initially be made as a Domestic Rate Loan) (each, a “Request”) and (b) in each case, each of the conditions in Section 8.2 and Section 8.3 have been satisfied; provided further that (i) Borrowers may not make more than five (5) Requests, (ii) each Request must be for an amount no less than $3,000,000, (iii) the total funded Requests may not exceed an aggregate amount equal to the sum of the amounts set forth in subsections (b)(i) and (ii) of the definition of Maximum Term Loan Amount, and (iv) the initial Request must occur before June 30, 2014. Notwithstanding anything set forth herein to the contrary, a final advance shall automatically be made by Agent in an amount equal to the difference between all amounts previously funded by Agent and the lesser of $15,000,000 and the sum of subsection (b)(i), (ii), and (iii) set forth in the definition of Maximum Term Loan Amount (but in no event more the $2,848,000), such amount to be funded upon receipt of a final appraisal acceptable to Agent of the Final Bowling Green Appraisal (the “Automatic Final Funding”).

“Term Loan Rate” shall mean an interest rate per annum equal to the (a) sum of the Base Rate plus the Applicable Margin with respect to Term Loans that are Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Term Loans that are Eurodollar Rate Loans.

“Term Note” shall mean the promissory note described in Section 2.3 hereof.

“TTM Leverage Ratio” shall mean as of the date of any determination, the ratio of Borrowers’ Funded Debt to EBITDA for the trailing twelve month period.

(c)             A new Section 2.3 shall be added to the Loan Agreement as follows:

2.3           Term Loan.

Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will fund a Request of a Term Loan, up to the Maximum Term Loan Amount, to Borrowers in the amount equal to the Lender’s Term Loan Commitment Percentage in accordance with this Section 2.3. The Term Loan shall be advanced in draws, each on a Term Loan Funding Date (including the Automatic Final Funding) and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (a) consecutive monthly installments each in an amount equal to an amount calculated on a 84 month amortization basis commencing six months after the initial request of the Term Loan (it being understood that the amortization shall be increased by the amount of the Automatic Final Funding when made based on an 84 month amortization schedule) and continuing on the first day of each month thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses.  The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.3. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a Eurodollar Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

(d)          Section 2.6(a) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

2.6           Repayment of Advances.

(a)           The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders in the inverse order of maturities thereof.

(e)          Section 2.21 of the Loan Agreement shall be amended and restated in its entirety as follows:

2.21     Mandatory Prepayments.

(a)           Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business or licenses of Intellectual Property granted in the Ordinary Course of Business, Borrowers shall cause (i) other than as required by Section 2.21(a)(ii) below, the net cash proceeds (i.e., gross cash proceeds less the reasonable costs of such sales or other dispositions) received in connection with such sale or disposition to be remitted to the Depository Account and (ii) fifty percent (50%) of the net proceeds of the sale of the Borrowers’ MA Personal Property to be applied to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(b)           Borrowers shall prepay the outstanding amount of the Advances in an amount equal to fifty percent (50%) of Excess Cash Flow (with any such payment not to exceed $3,750,000) for each fiscal year commencing with the fiscal year ending January 31, 2016, payable within thirty days after delivery of the financial statements to Agent referred to in and required by Section 9.7 for such fiscal year but in any event not later than one hundred and fifty (150) days after the end of each such fiscal year, which amount shall be applied to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof.  In the event that the financial statements are not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.21(b), subject to adjustment when the financial statements are delivered to Agent as required hereby.  The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statements.

(c)           Borrowers may, from time to time, voluntarily prepay the Term Loan without premium or penalty; provided that the aggregate amount of any such voluntary prepayments shall not exceed $2,000,000 in any fiscal year.

(f)          Section 2.22(a) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(a)           Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, (ii) provide for its working capital needs and general corporate purposes and reimburse drawings under Letters of Credit and (iii) pay for any Capital Expenditure, including any improvement to the Bowling Green Kentucky property. Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loan.

(g)          Section 3.1 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

3.1           Interest.  Interest on Advances shall be payable in arrears on the first Business Day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to, (i) with respect to

Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate and applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default and notice by the Agent to the Borrowers, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, (i) the Obligations in respect of principal of Advances (and any past due amounts) other than Eurodollar Rate Loans shall bear interest at the applicable Contract Rate or Revolving Interest Rate for Domestic Rate Loans plus two percent (2%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2%) per annum (as applicable, the "Default Rate").

(h)          Section 4.3(c) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(c)           the sale of any or all of the MA Personal Property in a single or multiple transactions to the extent that fifty percent (50%) of the net cash proceeds of any such sale or lease are remitted to Agent to be applied pursuant to Section 2.21(a).

(i)          Section 6.5 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(a)           Fixed Charge Coverage Ratio. If at any time during any fiscal quarter commencing with the fiscal quarter ending on or about January 31, 2014 or during any fiscal quarter thereafter, (i) an Event of Default is continuing or (ii) Borrowers' Undrawn Availability shall be equal to or less than $16,000,000, cause to be maintained as of the end of such fiscal quarter and as of the end of each fiscal quarter thereafter until such Event of Default is waived or Undrawn Availability for such fiscal quarter is not less than $16,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured on a trailing four (4) quarter basis.

(b)          Minimum EBITDA.  If at any time during any fiscal quarter commencing with the fiscal quarter ending on or about

January 31, 2014 or during any fiscal quarter thereafter, (i) an Event of Default is continuing or (ii) Borrowers’ Undrawn Availability shall be equal to or less than $16,000,000, cause to be achieved a minimum EBITDA of not less than the following amounts as of the end of such fiscal quarter and each fiscal quarter thereafter until such Event of Default is waived or Undrawn Availability for such fiscal quarter is not less than $16,000,000 (in each case to be tested for the four quarter period then ending on or about the date specified below):

Quarters Ending	Amount
January 31, 2014, April 30, 2014, July 31, 2014, October 31, 2014	$14,000,000
January 31, 2015, April 30, 2014, July 31, 2014, October 31, 2015	$18,000,000
January 31, 2016 and each fiscal quarter thereafter	$24,000,000

(c) Undrawn Availability. Cause to be maintained at all times Undrawn Availability of not less than $10,000,000.

(d) Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in the aggregate amount for all Borrowers in excess of the amount corresponding to such fiscal year as shown below:

Fiscal year ending on or about January 31, 2014	$13,000,000
Fiscal year ending on or about January 31, 2015	$40,000,000
Fiscal year ending on or about January 31, 2016	$20,000,000
Fiscal year ending on or about January 31, 2017	$20,000,000
Fiscal year ending on or about January 31, 2018	$25,000,000

;provided that if any portion of the construction of the Bowling Green, Kentucky building is not completed within the fiscal year ended January 31, 2015, such amounts may be carried over to the fiscal year ending January 31, 2016 and such amounts will be excluded from the Capital Expenditures calculation for such fiscal year.

(j)          A new Section 8.3 shall be added to the Loan Agreement as follows:

8.3              Conditions to Term Loan and Term Loan Funding Dates.  The agreement of Lenders to fund a Request is subject to the satisfaction, or waiver by Agent and the Lenders, immediately prior to or concurrently with the making of such Request, of the following conditions precedent:

(a)           Borrowers shall have begun construction on the Bowling Green, Kentucky building;

(b)           For the initial Request only but not any subsequent Request, Borrowers shall have a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 for the immediately preceding trailing twelve month period based on Borrowers’ most recent financial statements provided to Agent;

(c)           Agent shall have received invoices and evidence of payment on the Bowling Green, Kentucky building together with evidence that all prior work performed on such premises has been paid for in accordance with the payment terms between Borrowers and the applicable contractors, in form and substance acceptable to Agent;

(d)           No Material Adverse Effect shall have occurred;

(e)           Agent shall have received all fees payable to Agent and Lenders on or prior to the Term Loan Funding Date hereunder, including under the Fee Letter and pursuant to Article III, and all costs and expenses required to be paid pursuant to Section 16.9;

(f)           Except with respect to the Automatic Final Funding, no Term Loan Funding Date shall occur later than 180 days after the first Term Loan Funding Date; and

(g)           No Automatic Final Funding shall occur until Agent’s receipt of (i) a title bring down search evidencing there are no intervening contracts or liens and confirming Agent’s first priority perfected position and (ii) the Final Bowling Green Appraisal.

(k)   Section 16.2(b)(i) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(i)    increase the Commitment Percentage, the maximum dollar commitment of any Lender, the Maximum Revolving Advance Amount, or Term Loan Commitment Amount;

(l)    Section 16.3(c) and (d) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(c)   Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances or Term Loans under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a "Purchasing CLO" and together with each Participant and Purchasing Lender, each a "Transferee" and collectively the "Transferees"), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned ("Modified Commitment Transfer Supplement"), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

3.         Security Interest. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement, the Other Documents and the Existing Financing Agreements, the Joining Borrower hereby assigns and grants, and the Existing Borrower reconfirms the prior grant of, a security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

4.         Representations and Warranties.  Each of the Borrowers hereby:

(a)           reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that after giving effect to the updated schedules all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)           reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers and Guarantor to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)           represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)           represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

5.           Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the occurrence of the following conditions precedent, each in form and substance satisfactory to Agent (the “Effective Date”):

(a)           Agent’s receipt of this Amendment fully executed by the Borrowers;

(b)          Agent’s receipt of a fully executed Second Amended and Restated Revolving Credit Note;

(c)          Agent’s receipt of a fully executed Term Loan Note;

(d)          Agent’s receipt of a fully executed Second Amended and Restated Fee Letter together with any payments required thereunder; and

(e)          Agent shall have received a secretary and incumbency certificate for each Borrower identifying all authorized officers with specimen signatures, a certificate of no change to the organizational documents of each Borrower, and authorizing resolutions of each Borrower authorizing the execution of this Amendment and the Notes and the transactions contemplated herein;

(f)          Agent shall have received the executed legal opinion of Faegre Baker Daniels LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Amendment as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(g)          Agent shall have received Uniform Commercial Code, judgment and state and federal tax lien searches against Borrowers showing no Liens on any of the Collateral, other than Permitted Encumbrances;

(h)          Agent shall be reasonably satisfied that the Credit Parties are in compliance in all material respects with all law and regulations and permit requirements under the Environmental Protection Act, including, without limitation, permit compliance under Title V thereof;

(i)          Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the Effective Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date after giving effect to the updated schedules, except to the extent such representation or warranty was expressly made as of an earlier date, in which case, such representation and warranty was true and correct in all material respects on and as of such earlier date, (ii) each Borrower is on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing; and

(j)          Agent’s receipt of such other documents as Agent or counsel to Agent may reasonably request.

6.           Further Assurances.  Each of the Borrowers hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

7.           Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8.           Reaffirmation of Loan Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

9.           Confirmation of Indebtedness.  Borrowers confirm and acknowledge that as of the close of business on January 28, 2014, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $38,000,000, of which $38,000,000 is due on account of Revolving Advances, and $3,527,946 is the undrawn amount outstanding under Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents that are required to be reimbursed pursuant to the terms of the Loan Agreement and that have not previously been so reimbursed.

10.           Miscellaneous.

(a)          Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)          Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)          Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)          Counterparts.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

EXISTING BORROWERS:	VALUEVISION MEDIA, INC.

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	EVP, CFO

VALUEVISION INTERACTIVE, INC.

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	EVP, CFO

VVI FULFILLMENT CENTER, INC.

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	EVP, CFO

VALUEVISION MEDIA ACQUISITIONS, INC.

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	EVP, CFO

VALUEVISION RETAIL, INC.

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	EVP, CFO

JOINING BORROWER:	NORWELL TELEVISION, LLC

	By:	/s/ William McGrath
	Name:	William McGrath
	Title:	CFO, Treasurer

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT
AND SECURITY AGREEMENT]

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

	By:	/s/ Sherry Winick
Sherry Winick, Vice President

Address:	200 South Wacker Drive, Suite 600 Chicago, Illinois 60606
Commitment Percentage: 100%

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT
AND SECURITY AGREEMENT]